EXHIBIT 99.1

EARNINGS RELEASE DATED MAY 6, 2004

SOURCECORP® REPORTS 2004 FIRST QUARTER RESULTS

AND ANNOUNCES PLANS TO DIVEST CERTAIN ASSET GROUPS

DALLAS, Texas (May 6, 2004) – SOURCECORP, Inc. (NASDAQ: SRCP), a leading provider of business process outsourcing (BPO) and consulting solutions, today reported revenues for the first quarter of 2004 of $110.3 million compared to $109.5 million in the prior year quarter, an increase of 0.8%, driven largely by incremental project work from Class Action Claims Administration and seasonal volumes in Statement Solutions. As previously announced, the Company reached a final settlement on a legal matter which reduced net income by $2.3 million to $5.0 million and earnings per share by $0.14 to $0.30 versus net income of $8.2 million and earnings per share of $0.47 in the first quarter of 2003. Excluding the legal settlement and related legal costs, earnings per share would have been $0.44 during 2004, exceeding average analyst expectations by $0.01.

The Company achieved very strong new sales during the first quarter of 2004. New sales are expected to produce revenue of $52.4 million over their contractual term, representing the second most successful quarter in the Company’s history, and the highest level since the third quarter of 2001.

“We are extremely pleased with the progress of our sales results,” stated Mr. Ed H. Bowman, Jr., President and CEO of SOURCECORP. “We currently have the largest sales pipeline in our Company’s history, which we believe is a result of the investments made in our technology infrastructure and operating platform, strengthening of our national sales presence and an intense focus on customer satisfaction.”

Summary of Financial Highlights

(in $ millions, except for earnings per share data)

(Unaudited)

	Quarter Ended
	March 31, 2004	March 31, 2003	% Change
Revenue	$110.3	$109.5	1%
Operating Income	9.1	15.0	-39%
Net Income	5.0	8.2	-39%
Diluted EPS	$0.30	$0.47	-36%

Exhibit 99.1 – Page 1

Operating cash flow for the first quarter of 2004 was $0.7 million compared to $10.9 million during the same period in 2003. The lower operating cash flow is attributable to slower collection cycles, higher incentive compensation payments and the receipt of an income tax refund in the prior year. Days Sales Outstanding increased during the quarter by four days to 46 business days due primarily to the predominance of government work completed during the fourth quarter of 2003 and the first quarter of 2004, which typically has longer order-to-cash cycles. The Company has since experienced stronger cash collections during the month of April. However, full year operating cash flow guidance should be lowered from $50—$55 million to $40—$45 million due to the payment of the legal settlement and related costs previously mentioned and timing related to accounts receivable collections. The Company’s debt to total capital was 20% at the end of the current quarter.

SOURCECORP Announces Plans to Divest Certain Asset Groups

We are also announcing the Company’s plan to divest of all operations in the direct mail market and two small medical records management operations in the Seattle, Washington area (collectively “asset groups”). This decision allows greater focus on core growth markets. The asset groups’ after tax loss in the first quarter of 2004 and for the full year of 2003 was $0.03 and $0.05, respectively.

As a result of the decision to divest the asset groups, the Company will reclassify related operating assets as available for sale during the quarter ended June 30, 2004 and up to the time of disposition. The Company will also record any estimated impairment losses during the same period. Any gain or loss on disposition will be recorded during the quarter of actual sale, but it’s expected for all disposition activities to conclude within the next 12 months. The expected impairment losses, net of any expected gain or loss on disposition related to these activities, which have yet to be finalized, are estimated to be between $1.5 and $2.5 million, net of taxes. Beginning during the second quarter of 2004, the asset groups’ operating results and any impairment losses will be classified as discontinued operations.

Company Financial Outlook

During the remainder of 2004, we expect to see continuing positive results from our strengthening sales pipeline and new contract wins. We are anticipating full year revenues from continuing operations in the range of $405 to $420 million, and earnings per share from continuing operations in the range of $1.65 to $1.75, prior to deducting the $0.14 charge related to the legal matter previously discussed. The following chart summarizes the Company’s guidance revision:

Exhibit 99.1 – Page 2

	Current Guidance		Previous Guidance
	Low	High	Low	High
Continuing Operations
• Before legal settlement	$1.65	$1.75	$1.65	$1.70
• Legal settlement and related costs	(0.14)	(0.14)	—	—

Total Continuing Operations	$1.51	$1.61	$1.65	$1.70

Discontinued Operations
• Operating Results	$(0.10)	$(0.06)	$0.05	$0.10
• Impairment losses and net gain/loss on Sale	(0.15)	(0.10)	—	—

Total Discontinued Operations	$(0.25)	$(0.16)	$0.05	$0.10

Total Company	$1.26	$1.45	$1.70	$1.80

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the US, Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the risks of integrating our operating companies of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:	Barry Edwards, EVP & Chief Financial Officer: 214.740.6690
Bryan Hill, VP & Chief Accounting Officer: 214.740.6695

Exhibit 99.1 – Page 3

SOURCECORP™

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Total Revenue	$110,348	$109,525
Cost of Services	63,541	64,512
Depreciation	3,622	3,536

Gross Profit	43,185	41,477
SG&A	33,999	26,433
Amortization	89	89

Operating Income	9,097	14,955
Other expense, net	764	1,324

Income before income taxes	8,333	13,631
Provision for income taxes	3,333	5,452

Net Income	$5,000	$8,179

Weighted Avg. Shares
Basic	16,096	17,205
Diluted	16,448	17,226

Earnings Per Share
Basic	$0.31	$0.48

Diluted	$0.30	$0.47

Exhibit 99.1 – Page 4

SOURCECORP™

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS

CURRENT ASSETS
Cash	$4,155	$2,097
Accounts receivable (net)	80,226	73,566
Deferred tax asset	6,097	6,072
Other current	7,578	7,111

Total current assets	98,056	88,846

Property, plant & equipment (net)	42,768	42,825
Goodwill and other intangibles (net)	337,334	328,036
Other noncurrent	10,388	10,566

Total Assets	$488,546	$470,273

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$61,042	$57,477
Current maturities of long-term obligations	249	209
Income taxes payable	4,003	2,186

Total current liabilities	65,294	59,872

Long-term debt	78,554	73,390
Deferred taxes and other long-term liabilities	27,696	25,923

Total Liabilities	171,544	159,185

STOCKHOLDERS’ EQUITY
Common stock	162	162
Additional paid-in-capital	198,813	194,999
Treasury stock	(982)	(982)
Deferred compensation	(5,227)	(2,327)
Retained earnings	124,236	119,236

Total Stockholders’ Equity	317,002	311,088

Total Liabilities and Stockholders’ Equity	$488,546	$470,273

Exhibit 99.1 – Page 5

SOURCECORP™

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net Income	$5,000	$8,179

Adjustments to reconcile net income to cash provided by operating activities

Depreciation and amortization	3,711	3,625
Deferred tax provision	1,424	1,581
Compensation expense on restricted stock grants	554	—
Changes in working capital	(9,979)	(2,503)

Net cash provided by operating activities	710	10,882

Cash flows form investing activities:
Purchase of property, plant and equipment	(3,407)	(2,939)
Proceeds from disposition of property, plant and equipment	9	—
Cash paid for acquisitions, net of cash acquired	(400)	(445)

Net cash used for investing activities	(3,798)	(3,384)

Cash flows from financing activities:
Proceeds from exercise of common stock options	94	—
Cash paid for common stock repurchased	—	(12,750)
Proceeds from long-term obligations	92,745	73,335
Principal payments on long-term obligations	(87,693)	(68,683)
Cash paid for debt issuance costs	—	(75)

Net cash provided by (used for) financing activities	5,146	(8,173)

Net increase (decrease) in cash and cash equivalents	2,058	(675)

Cash and cash equivalents, beginning of period	2,097	3,217

Cash and cash equivalents, end of period	$4,155	$2,542

Exhibit 99.1 – Page 6